Exhibit 99.1

For Further Information Contact:

Alain Thieffry, Chief Financial Officer and Chairperson of the Board

PH: 702.598.2465

FX: 702.598.2494

Gaming Partners International Corporation Reports 2014 Fourth-Quarter and Year Results

Las Vegas, NV (PR Newswire) (March 19, 2015) — Gaming Partners International Corporation (NASDAQ: GPIC), a leading worldwide provider of casino currency and table gaming equipment, announced financial results for the fourth quarter and year ended December 31, 2014.

During the fourth quarter ended December 31, 2014, the Company posted net income of $2.2 million, or $0.27 per diluted share, on revenues of $19.9 million. This compares to net income of $0.6 million, or $0.08 diluted share, on $13.7 million in revenue for the fourth quarter of 2013.

For the year ended 2014, the Company posted net income of $2.7 million, or $0.33 per diluted share, on revenues of $61.0 million. This compare to net income of $1.2 million, or $0.15 per diluted share, and revenues of $56.2 million for the year ended 2013. The increase in revenue and net income for the fourth quarter and the year is primarily attributable to the Company’s acquisition of GemGroup, Inc. on July 1, 2014.

“We are pleased with the impact the GemGroup acquisition has had on both revenues and the bottom line. In the second half of 2014, revenue from playing cards increased to 25%, from 12%, of consolidated revenues,” commented Greg Gronau, GPIC President and Chief Executive Officer. “In addition, the acquisition has also increased layout production capabilities and provided us with a much-needed manufacturing and sales capability for layouts in the key Asian market.”

Mr. Gronau added, “we successfully relocated all our playing card production from Mexico to our facility in Blue Springs, Missouri. The consolidation is part of our strategic plan to improve the efficiency of our playing card production operations and is expected to improve our margins in the manufacturing of playing cards.”

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table game equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bourgogne et Grasset®, Gemaco® and Bud Jones®, GPIC provides casino currency such as chips, plaques and jetons; playing cards; gaming furniture and table accessories; table layouts; dice; and roulette wheels. GPIC pioneered the use of security features such as radio frequency identification device (RFID) technology in casino currency and provides RFID solutions including RFID readers, software and displays. Headquartered in Las Vegas, Nevada, GPIC also has manufacturing facilities, warehouses and/or sales offices in Beaune, France; San Luis Rio Colorado, Mexico; Blue Springs, Missouri, Atlantic City, New Jersey, Gulfport, Mississippi and Macau S.A.R., China. For additional information, please visit http://www.gpigaming.com.

Safe Harbor Statement

This release contains “forward-looking statements” based on current expectations that are inherently subject to known and unknown risks and uncertainties, such as statements relating to future share repurchases; new products; anticipated future sales or the timing thereof; fulfillment of product orders; the long-term growth and prospects of our business or any jurisdiction in which we operate; and the long term potential of the RFID casino currency solutions market and our ability to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. Our plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing of and ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, "Risk Factors" of our Annual Report on Form 10-K for the period ended December 31, 2014, all of which are difficult or impossible to predict accurately and many of which are beyond our control and are subject to change. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

GAMING PARTNERS INTERNATIONAL CORPORATION

CONSOLIDATED BALANCE SHEETS

December 31,

(audited)

(in thousands, except share amounts)

	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$8,969	$14,492
Marketable securities	3,597	5,724
Accounts receivable, net	10,327	5,905
Inventories	9,063	7,407
Prepaid expenses	749	965
Deferred income tax asset	1,011	628
Other current assets	2,273	3,054
Total current assets	35,989	38,175
Property and equipment, net	15,087	10,996
Goodwill	10,292	-
Intangibles, net	2,794	985
Deferred income tax asset	2,003	3,643
Inventories, non-current	523	175
Other assets	1,706	1,475
Total assets	$68,394	$55,449

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Short-term debt	$10,000	$-
Accounts payable	3,321	2,291
Accrued liabilities	3,906	2,918
Customer deposits and deferred revenue	2,224	646
Income taxes payable	343	251
Total current liabilities	19,794	6,106
Deferred income tax liability	272	1,870
Other liabilities	63	-
Total liabilities	20,129	7,976
Commitments and contingencies - see Note 11
Stockholders' Equity:
Preferred stock, authorized 10,000,000 shares, $.01 par value,
none issued and outstanding	-	-
Common stock, authorized 30,000,000 shares, $.01 par value,
8,207,077 and 7,916,094 issued and outstanding, respectively, as of December 31, 2014, and 8,207,077 and 7,916,094 issued
and outstanding, respectively, as of December 31, 2013	82	82
Additional paid-in capital	19,886	19,771
Treasury stock at cost: 290,983 shares at December 31, 2014 and 2013	(2,263)	(2,262)
Retained earnings	30,881	28,205
Accumulated other comprehensive (loss) income	(321)	1,677
Total stockholders' equity	48,265	47,473
Total liabilities and stockholders' equity	$68,394	$55,449

GAMING PARTNERS INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEAR ENDED DECEMBER 31,

(audited)

(in thousands, except per share amounts)

	2014	2013
Revenues	$60,972	$56,173
Cost of revenues	42,657	38,584
Gross profit	18,315	17,589

Marketing and sales	6,203	5,988
General and administrative	8,403	9,023
Research and development	1,521	1,959
Operating income	2,188	619
Other income, net	227	4
Income before income taxes	2,415	623
Income tax (benefit) provision	(261)	(543)
Net income	$2,676	$1,166

Earnings per share:
Basic	$0.34	$0.15
Diluted	$0.33	$0.15
Weighted-average shares of common stock outstanding:
Basic	7,916	7,942
Diluted	8,015	8,029